Exhibit 24

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the person whose signature appears below hereby constitutes and appoints Jay Freedman, Thomas James, Arthur Bill, Thomas Hartman, Timothy Maples, Christian Fonss, Mariel Estigarribia, Matthew Bronson, Teri Champ and Jared Cook, or any one of them, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person’s name, place and stead, to sign any Report on Form 3, Form 4 or Form 5, in any such case with respect to his or her beneficial ownership of shares of Hanger Orthopedic Group, Inc. common stock (“Common Stock”), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any exchange or similar system for trading on which the Common Stock is or hereafter becomes listed or qualified for trading or quoting.

Dated: February 12, 2009

/s/ Jeffrey L. Martin
Jeffrey L. Martin